Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of Olin Corporation of our report dated June 28, 2011 on the audit of Olin Corporation Contributing Employee Ownership Plan as of December 31, 2010 and for the year then ended which appears in the 2010 annual report on Form 11-K.

/s/ EISNERAMPER LLP

Bridgewater, New Jersey
August 22, 2011